Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2008 relating to the financial statements of VirnetX Holding Corporation as of December 31, 2007 and for the year then ended and for the cumulative period from August 2, 2005 (date of inception) to December 31, 2007 which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Farber Hass Hurley LLP
Farber Hass Hurley LLP
Granada Hills, CA
November 17, 2008